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                                                                    EXHIBIT 99.1

AMERICAN ORIENTAL BIOENGINEERING REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS Monday May 7, 4:01 pm ET

- REVENUES INCREASED 34.8% TO $25.7 MILLION IN 1Q07

- 1Q07 NET INCOME INCREASED 31.1% TO $6.4 MILLION, OR $0.10 PER DILUTED SHARE

- COMPANY PROVIDES FINANCIAL OUTLOOK FOR 2Q07 & FY07

NEW YORK, May 7 /PRNewswire-FirstCall/ -- American Oriental Bioengineering, Inc. (NYSE: AOB - NEWS), a leading manufacturer and distributor of plant-based pharmaceutical and nutraceutical products, today announced financial results for the first quarter of 2007.

Revenues for the first quarter of 2007 increased 34.8% to $25.7 million from $19.1 million in the first quarter of 2006. This increase reflects $6.4 million in revenue from the Company's Jinji product portfolio, as well as year over year growth in the Company's core PBP and PBN products. Revenue from PBP products increased 52.4% to $18.6 million from $12.2 million in the prior year's first quarter, driven primarily by the Jinji products series, including the Company's newly launched Yi Mu Cao product for the relief of pre-menstrual symptoms, and by the Cease Enuresis Patch. Revenue from PBN products increased 3.7% to $7.2 million from $6.9 million from the first quarter of 2006, due to increased demand for the Company's soy peptide products.

Gross profit in the first quarter of 2007 increased 44.1% to $17.7 million from $12.3 million in the first quarter of 2006. Gross profit margin increased 440 basis points to a record 68.8% from 64.4% in the prior year's period. The increase in gross profit was a result of increased sales of PBP products, which carry higher margins and improved operating efficiencies across both business segments.

Operating expenses in the first quarter increased 65.8% to $9.8 million compared to $5.9 million in the prior year period. This increase was a result of additional expenses related to GLP that was not associated with the company in the prior year period, as well as increased marketing and advertising expenses related to the Company's efforts to increase market awareness of its brands and products. Operating income for the first quarter increased 24.0% to $7.9 million from $6.4 million in the first quarter of 2006. Operating profit as a percent of sales in the first quarter decreased 260 basis points to 30.8% compared to 33.4% in the prior year period.

Net Income for the first quarter of 2007 increased 31.1% to $6.4 million, or $0.10 per diluted share, compared to $4.9 million, or $0.08 per diluted share, in the prior year period.

Mr. Tony Liu, Chairman and Chief Executive Officer of American Oriental Bioengineering commented, "We are pleased to report another quarter of continued growth in our business. Our major plant-based pharmaceutical and nutraceutical categories contributed to our revenue growth in the first quarter with the biggest contribution coming from our over the counter (OTC) products. Our newly launched Jinji Yi Mu Cau product contributed to our results in the quarter and we are satisfied with the momentum of this product as we move into the second quarter. We continued to effectively manage our operating costs and sourcing efficiencies and were pleased to see stable pricing for our leading products, all of which resulted in record gross margin."

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Fiscal 2007 Financial Update

For the second quarter of fiscal 2007, the Company anticipates revenue of approximately $33.0 million, a 45% increase compared to second quarter 2006 revenues of $22.8 million, with the majority of this revenue growth coming from products that serve the OTC market, primarily the Jinji product portfolio. The Company anticipates diluted earnings per share of approximately $0.14, based on a diluted share count of approximately 66.6 million shares outstanding.

For the 2007 fiscal year, the Company anticipates revenues to increase at least 32% from the prior year to at least $146.0 million. This guidance does not account for any potential acquisitions in 2007.

Mr. Liu concluded, "We continue to focus on opportunities that will further enhance the presence of our leading product brands and strengthen the total number of plant-based healthcare products in our portfolio. Consumer awareness of our brands continues to grow through our marketing efforts and the ongoing expansion of our diverse channels of distribution.

We also remain highly focused on the introduction of new products through the pursuit of complimentary acquisitions and additional product line extensions. We believe that these initiatives will better position our company for future growth and will further establish AOBO as a leading integrator and cultivator of plant-based traditional Chinese medicine products."

The Company will conduct a conference call to discuss the first quarter of 2007 results today, Monday, May 7, 2007 after the market close at 4:30pm ET. Listeners may access the call by dialing 1-888-802-2269 or 1-913-312-1272 for international callers. A webcast will also be available on AOB's website at www.bioaobo.com. A replay of the call will be available through May 14, 2007. Listeners may access the replay by dialing 1-888-203-1112 or 1-719-457-0820 for international callers, password 8515435.


About American Oriental Bioengineering Inc.

American Oriental Bioengineering Inc. (AOB) is engaged in the development and production of plant-based pharmaceutical products and plant-based nutraceutical products widely distributed throughout China. For more information, visit http://www.bioaobo.com.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

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           AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                 (UNAUDITED)

                                                THREE MONTHS ENDED MARCH 31,
                                                     2007           2006
                                                     ----           ----

    REVENUES                                     $25,722,577    $19,086,901
    COST OF GOODS SOLD                             8,018,260      6,797,715
    GROSS PROFIT                                  17,704,317     12,289,186

    Selling and marketing                          2,702,351      1,701,280
    Advertising                                    3,822,911      2,225,187
    General and administrative                     2,933,066      1,880,964
    Depreciation and amortization                    333,462         98,643
    Total operating expenses                       9,791,790      5,906,074

    INCOME FROM OPERATIONS                         7,912,527      6,383,112

    INTEREST INCOME, NET                              17,759         81,661
    OTHER INCOME (EXPENSE), NET                       39,084           (988)
    INCOME BEFORE INCOME TAXES                     7,969,370      6,463,785

    INCOME TAXES                                   1,523,103      1,547,251

    NET INCOME                                     6,446,267      4,916,534

    OTHER COMPREHENSIVE INCOME

    Foreign currency translation gain              1,210,147        259,625
    Income tax expense related to other
     comprehensive income                           (399,349)       (85,676)

    TOTAL OTHER COMPREHENSIVE INCOME, NET OF TAX     810,798        173,949

    COMPREHENSIVE INCOME                          $7,257,065     $5,090,483

    NET INCOME PER SHARE
      BASIC                                            $0.10          $0.08
      DILUTED                                          $0.10          $0.08

    WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
      BASIC                                       64,608,561     61,223,435
      DILUTED                                     66,545,541     61,318,674


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           AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS

                                ASSETS
                                                   MARCH 31,    DECEMBER 31,
                                                     2007           2006
                                                     ----           ----
                                                  UNAUDITED
    CURRENT ASSETS
    Cash and cash equivalents                    $93,442,093    $87,784,419
    Accounts receivable, net of reserve of
     $54,878 and $39,776 at March 31, 2007
     and December 31, 2006, respectively          10,469,500     11,141,057
    Inventories, net of $596,360 and
     $615,552 provision for slow moving
     inventories at March 31, 2007 and
     December 31, 2006, respectively              13,224,691     10,684,316
    Advances to suppliers                          2,533,640      1,950,101
    Notes receivable                               1,812,275      3,238,161
    Other receivables                                 32,323         37,545
    Due from employees                               351,984        585,050
    Deferred consulting expenses                     310,800        166,600
          Total Current Assets                   122,177,306    115,587,249

    LONG-TERM ASSETS
    Plant and equipment, net                      32,706,985     32,194,957
    Land use rights, net                          33,078,441     32,937,743
    Construction in progress                         314,545        326,121
    Deferred tax assets                            1,657,731      1,797,153
    License, net                                     363,328        383,755
    Goodwill                                       1,933,100      1,933,100
    Long-term investment and advance                 138,208        113,868
          Total Long-Term Assets                  70,192,338     69,686,697

      TOTAL ASSETS                              $192,369,644   $185,273,946


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           AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS

                   LIABILITIES AND SHAREHOLDERS' EQUITY

                                                   MARCH 31,    DECEMBER 31,
                                                     2007           2006
                                                  UNAUDITED
    CURRENT LIABILITIES
    Accounts payable                              $2,945,328     $2,871,981
    Other payables and accrued expenses            2,633,659      4,549,867
    Taxes payable                                  1,177,561      2,211,542
    Short-term bank loans                          7,750,987      8,314,679
    Current portion of long-term bank loans        1,453,565      1,450,905
    Customer deposits                              3,194,000      2,263,654
    Notes payable                                     66,455         66,216
    Other liabilities                                864,075      1,606,334
          Total Current Liabilities               20,085,630     23,335,178

    LONG-TERM LIABILITIES
    Long-term bank loans, net of current portion     911,847        915,909
    Long-term notes payable                          262,435        255,836
    Deferred tax liabilities                       4,614,058      4,580,698
    Other liabilities                                  5,399          9,083
          Total Long-Term Liabilities              5,793,739      5,761,526
      TOTAL LIABILITIES                           25,879,369     29,096,704

    SHAREHOLDERS' EQUITY
    Preferred stock, $0.001 par value; 2,000,000
     shares authorized; 1,000,000 shares issued
     and outstanding at March 31, 2007 and
     December 31, 2006, respectively                   1,000          1,000
    Common stock, $0.001 par value; 150,000,000
     shares authorized; 64,784,359 and 64,230,369
     shares issued and outstanding, respectively      64,784         64,230
    Stock to be issued                               297,500        599,069
    Additional paid-in capital                    95,265,594     92,307,960
    Retained earnings (the restricted portion
     of retained earnings is $8,498,766 at
     March 31, 2007 and December 31, 2006,
     respectively)                                65,273,178     58,826,911
    Accumulated other comprehensive income         5,588,219      4,378,072
    Total Shareholders' Equity                   166,490,275    156,177,242
      TOTAL LIABILITIES AND
       SHAREHOLDERS' EQUITY                     $192,369,644   $185,273,946

_____________________
Source: American Oriental Bioengineering, Inc.


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